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                                   Exhibit 15

                           Accountants' Acknowledgment

First Brands Corporation
83 Wooster Heights Road
Danbury, CT  06813-1911

Ladies and Gentlemen:

               RE: FORM S-8 REGISTRATION STATEMENTS NO. 33-35770,
                  NO. 33-56992, NO. 33-56503 AND NO. 333-56503

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our reports dated November 4, 1996, February 4, 1997 and May 1, 1997 related to our reviews of interim financial information.

Pursuant to Rule 436(C) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                                       Very truly yours,

                                                       /s/ KPMG Peat Marwick LLP

New York, New York
May 14, 1997

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